Exhibit 99.1

Acreage Announces Amendment of Warrant Terms

New York, NY – August 17, 2020 – Acreage Holdings, Inc. (“Acreage” or “Company”) (CSE: ACRG.U) (OTCQX: ACRGF) (FSE: 0VZ) today announces its intention to amend the term and exercise price of the 6,085,192 Class A subordinate voting share purchase warrants (the “Warrants”) issued as part of the Company’s private placement which closed on February 10, 2020.

Under the current terms, each Warrant can be exercised to acquire one Class A subordinate voting share of Acreage (each, a “Warrant Share”) until 4:00 p.m. on February 10, 2025 at an exercise price of US$5.80 per Warrant Share. Subject to all conditions to the Amended Arrangement (as hereinafter defined) being satisfied (to the extent capable of being satisfied at the relevant time), the Company intends to modify the exercise price of the Warrants to US$4.00 per Warrant Share immediately prior to the Amended Arrangement becoming effective. The expiry date, and all other terms of the warrants, will remain unchanged.

In connection with the amendment of the terms of the Warrants, the holders of the Warrants have entered into voting support and lock-up agreements, pursuant to which they have agreed, among other things, to vote in favour of the resolution to approve the implementation of the previously announced amended and restated plan of arrangement involving the Company and Canopy Growth Corporation (“Canopy Growth”) pursuant to the Business Corporations Act (British Columbia) (the “Amended Arrangement”).

ABOUT ACREAGE

Headquartered in New York City, Acreage is a vertically integrated, multi-state operator of cannabis licenses and assets in the U.S. Acreage is dedicated to building and scaling operations to create a seamless, consumer-focused branded cannabis experience. Acreage debuted its national retail store brand, The Botanist in 2018 and its award-winning consumer brands, The Botanist and Live Resin Project in 2019.

On June 27, 2019, Acreage implemented an arrangement under section 288 of the Business Corporations Act (British Columbia) (the “Current Arrangement”) with Canopy Growth pursuant to the arrangement agreement between the Company and Canopy Growth dated April 18, 2019, as amended on May 15, 2019 (the “Arrangement Agreement”). On June 24, 2020, Canopy Growth and Acreage entered into an agreement (the “Proposal Agreement”) proposing to implement the Amended Arrangement. Pursuant to the Current Arrangement, upon the occurrence of changes to federal laws in the United States to permit the general cultivation, distribution and possession of marijuana or to remove the regulation of such activities from the federal laws of the United States (the “Triggering Event”) (or waiver of the Triggering Event by Canopy Growth), Canopy Growth will, subject to the satisfaction or waiver of certain closing conditions, acquire (the “Acquisition”) each of Acreage’s Subordinate Voting Shares (following the automatic conversion of the Proportionate Voting Shares and Multiple Voting Shares into Subordinate Voting Shares) on the basis of 0.5818 of a common share of Canopy Growth (each whole share, a “Canopy Growth Share”) per Subordinate Voting Share (subject to adjustment in accordance with the terms of the Arrangement Agreement), until such time as amended in accordance with the Amended Arrangement.

If the Amended Arrangement is consummated, among other things, each Subordinate Voting Share will be exchanged for 0.7 of a Class E subordinate voting share (each whole share, a “Fixed Share”) and 0.3 of a Class D subordinate voting share (each whole share, a “Floating Share”), each Proportionate Voting Share will be exchanged for 28 Fixed Shares and 12 Floating Shares and each Multiple Voting Share will be exchanged for 0.7 of a Class F multiple voting share (each whole share, a “Fixed Multiple Share”) and 0.3 of a Floating Share. In addition to various amendments to the covenants, restrictions and closing conditions contained in the Arrangement Agreement, the Amended Arrangement will provide (i) that upon the occurrence (or waiver of Canopy Growth) of the Triggering Event, Canopy Growth will, subject to the satisfaction or waiver of certain closing conditions (as amended by the Amended Arrangement), acquire all of the issued and outstanding Fixed Shares on the basis of 0.3048 of a Canopy Growth Share per Fixed Share (following the automatic conversion of the Fixed Multiple Shares and subject to adjustment in accordance with the terms of the Arrangement Agreement, as amended by the Amended Arrangement); and (ii) an option, exercisable at the discretion of Canopy Growth, to acquire all of the issued and outstanding Floating Shares at the time that Canopy Growth acquires the Fixed Shares, for cash or Canopy Growth Shares, as Canopy Growth may determine, at a price Per Floating Share based upon the 30-day volume-weighted average trading price of the Floating Shares on the Canadian Securities Exchange relative to the trading price of the Canopy Growth Shares at the time of the occurrence or waiver of the Triggering Event, subject to a minimum price of US$6.41 per Floating Share.

For more information about the Current Arrangement and the Acquisition please see the respective information circulars of each of Acreage and Canopy Growth dated May 17, 2019, which are available on Canopy Growth’s and Acreage’s respective profiles on SEDAR at www.sedar.com and filed with the U.S. Securities and Exchange Commission (the “SEC”) on the EDGAR website at www.sec.gov. For more information about the Amended Arrangement, please see the Preliminary Proxy Statement dated August 6, 2020, and the subsequent public filings that may be made by Acreage from time to time in respect thereof, which are available under Acreage’s profile on SEDAR at www.sedar.com and filed with the SEC on the EDGAR website at www.sec.gov. Additional details will be provided to Acreage shareholders in the proxy statement to be mailed to Acreage shareholders in connection with the shareholder meeting to approve the transactions contemplated by the Amended Arrangement. For additional information regarding Canopy Growth, please see Canopy Growth’s profile on SEDAR at www.sedar.com.

FORWARD LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation. Often, but not always, forward-looking statements and information can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “estimates”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.

Forward-looking statements or information involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Acreage or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements or information contained in this news release. Risks, uncertainties and other factors involved with forward-looking information could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information, including, but not limited to: the future implications to the business, financial results and performance of the Company arising, directly or indirectly, from COVID-19; the ability of Acreage and Canopy Growth to receive, in a timely manner and on satisfactory terms, the necessary regulatory, court and shareholders approvals relating to the Amended Arrangement; the ability of the parties to satisfy, in a timely manner, the other conditions to the completion of the Amended Arrangement; other expectations and assumptions concerning the transactions contemplated in the Amended Arrangement; the anticipated benefits of the Amended Arrangement; the occurrence or waiver of the Triggering Event, the ability of Acreage to meets its performance targets and financial thresholds agreed upon with Canopy Growth as part of the Amended Arrangement, including those that are conditions to closing the Amended Arrangement; the likelihood of the Triggering Event being satisfied or waived by the outside date; in the event the Amended Agreement is not adopted, the likelihood of completing the Acquisition on the current terms; in the event that the Amended Agreement is adopted, the likelihood of Canopy Growth completing the acquisition of the Fixed Shares and/or Floating Shares; risks related to the ability to financing Acreage’s business and fund its obligations without completing the Current Arrangement; other expectations and assumptions concerning the transactions contemplated between Canopy Growth and Acreage; the available funds of Acreage and the anticipated use of such funds; the availability of financing opportunities for Acreage and the risks associated with the completion thereof; regulatory and licensing risks; changes in general economic, business and political conditions, including changes in the financial and stock markets; risks related to infectious diseases, including the impacts of COVID-19; legal and regulatory risks inherent in the cannabis industry; risks associated with economic conditions, dependence on management and currency risk; risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti-money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; risks related to contracts with third-party service providers; risks related to the enforceability of contracts and lack of access to U.S. bankruptcy protections; reliance on the expertise and judgment of senior management of Acreage; risks related to proprietary intellectual property and potential infringement by third parties; the concentrated voting control of Acreage’s founder and the unpredictability caused by Acreage’s capital structure; risks relating to the management of growth; increasing competition in the industry; risks inherent in an agricultural business; risks relating to energy costs; risks associated to cannabis products manufactured for human consumption including potential product recalls; reliance on key inputs, suppliers and skilled labor; cybersecurity risks; ability and constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks; risks related to the economy generally; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcement judgments and effecting service outside of Canada; risks related to future acquisitions or dispositions; sales by existing shareholders; and limited research and data relating to cannabis; and such other risks contained in the public filings of Acreage filed with Canadian securities regulators and available on the issuer profile of Acreage on SEDAR at www.sedar.com, including Acreage’s annual report on Form 10-K dated May 29, 2020.

Although Acreage believes that the assumptions and factors used in preparing the forward-looking information or forward-looking statements in this news release are reasonable, undue reliance should not be placed on such information and no assurance can be given that such events will occur in the disclosed time frames or at all. The forward-looking information and forward-looking statements included in this news release are made as of the date of this news release Acreage does not undertake any obligation to publicly update such forward-looking information or forward-looking information to reflect new information, subsequent events or otherwise unless required by applicable securities laws.

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Investor Contact:	Media Contact:

Steve West	Howard Schacter
Vice President, Investor Relations	Vice President of Communications
Investors@acreageholdings.com	h.schacter@acreageholdings.com
646-600-9181	646-600-9181